Exhibit 10.11

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ELVIS PRESLEY ENTERPRISES, LLC,

a Delaware Limited Liability Company

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), dated as of February 7, 2005, of ELVIS PRESLEY ENTERPRISES, LLC (the “Company”) is entered into by the Initial Members (as defined below).

WHEREAS, on December 10, 2004, a Certificate of Formation for PT, LLC, a limited liability company organized under the laws of the State of Delaware, was filed with the Secretary of State of the State of Delaware and on January 20, 2005, an amendment to the Certificate of Formation was filed, changing the name of PT, LLC to Elvis Presley Enterprises, LLC.

WHEREAS, prior to the Closing (as defined in the Contribution Agreement) the Promenade Trust (as defined below) set forth the operating agreement for the Company as its sole member and contributed the Assets (as defined below) to the Company pursuant to the Bill of Sale (as defined below).

WHEREAS, the Promenade Trust is contributing 100% of its Class A Interest (as defined below), to Parent pursuant to the Exchange Agreement (as defined below) concurrently with the execution of this Agreement.

WHEREAS, the parties desire to adopt and approve this Amended and Restated Operating Agreement for the Company, to admit EPE Holding Corporation as a Class A Member (as defined below), and to set forth the agreement of the parties with respect to the rights, preferences and privileges of the Members of the Company.

NOW THEREFORE, the persons executing this Agreement as Members, intending to be legally bound hereby, agree as follows:

ARTICLE I.           DEFINITIONS

1.1           For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (Del. Code tit. 6, §§ 18-101 – 18-1109), as amended from time to time.

“Additional Amount” shall have the meaning set forth in Section 7.1 hereof.

“Additional Vegas Amount” shall have the meaning set forth in Section 7.2(d) of the Charter.

“Additional Member” means a Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest.

“Adjusted Base Amount” shall initially mean the Initial Base Amount.  The Adjusted Base Amount shall be adjusted (upwards or downwards) from time to time by the Manager acting reasonably and in good faith to estimate 15% of future Operating Cash Flow if the Manager reasonably and in good faith believes there will be a significant continuing change in Operating Cash Flow, due to (among other things) material new long term licenses or similar contracts or the termination or expiration of any such contracts; provided, that the Adjusted Base Amount shall not be reduced below the Initial Base Amount.

“Affiliate” means with respect to any Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person who is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, of the specified Person or a Person described in clause (1) above, (3) any other Person of whom the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (4) any other Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) any relative (including any partner with whom such Person resides on a permanent basis) of the specified Person or any of the foregoing Persons described in clauses (1), (2), (3) or (4) above, any relative of such spouse, any spouse of any such relative or any other Person who, directly or indirectly, is under common ownership or control with, or is owned or controlled by such spouse or relative, including a trust for the benefit of one or more of the foregoing persons, or any corporation, limited liability partnership, or other entity controlled by one or more of the foregoing.  Notwithstanding the foregoing, the Class B Member shall not be deemed to be an Affiliate of the Company or any of its Affiliates by reason of ownership of the Class B Interest, the Series B Preferred Shares, or any of its rights or obligations hereunder or thereunder.

“Amount Owed” with respect to any Fiscal Year means the greater of (i) 15% of the Operating Cash Flow for such Fiscal Year and (ii) the Minimum Distribution for such Fiscal Year.

“Amount Paid” with respect to any Fiscal Year means the aggregate amount of all:

(i)            Class B Monthly Distributions paid by the Company during such Fiscal Year, other than any Additional Amounts paid pursuant to Section 7.1 hereof,

(ii)           reductions to the Class B Monthly Distributions payable during such Fiscal Year pursuant to the first sentence of Section 3.2(b)(ii),

(iii)          monthly Vegas Distributions paid by Vegas during such Fiscal Year, other than any Additional Vegas Amounts paid pursuant to Section 7.2(d) of the Charter,

(iv)          reductions to the monthly Vegas Distributions payable during such Fiscal Year pursuant to Section 7.2(a)(ii) of the Charter,

(v)           amounts paid by the Class A Members directly to the Class B Member with respect to Class B Monthly Distributions payable during such Fiscal Year pursuant to Section 3.2(b), and

(vi)          amounts paid by the holders of the Series A Preferred Shares directly to the holders of the Series B Preferred Shares with respect to monthly Vegas Distributions payable during such Fiscal Year pursuant to Section 3.1(a) of the Shareholders Agreement.

“Annual Audit Report” means the audited balance sheet and the related statement of income, changes in members’ equity and cash flows for the Company for each Fiscal Year, audited by Deloitte & Touche or such other nationally recognized auditing firm designated by Manager, and prepared in accordance with GAAP, consistently applied, together with a calculation of the Operating Cash Flow for such Fiscal Year certified by the chief financial officer of the Manager.

“Assets” shall have the meaning ascribed to such term in the Bill of Sale.

“Beneficiary” means the beneficiary or beneficiaries of the Promenade Trust.

“Bill of Sale” means that certain Bill of Sale and Instrument of Assignment and Assumption, dated as of the date hereof, by and between the Company and the Promenade Trust.

“Business Day” means any day except a Saturday, Sunday or other day on which the commercial banks in city of New York, New York or Memphis, Tennessee are authorized by law to close.

“Capital Account” means a capital account in accordance with Section 6.1 and in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations promulgated under the Code.

“Capital Account Distributions,” with respect to any Fiscal Year, means the sum of (a) the amounts reflected in clauses (i) and (v) of the definition of the Amount Paid and (b) the Year End Class B Distribution, in each case, for such Fiscal Year.

“Capital Contribution” means any contribution to the capital of the Company in cash or Property by a Member whenever made.

“Certificate of Formation” means the Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

“Change of Control” means (a) any merger or consolidation of Parent with or into any person, (b) any sale of voting equity of Parent to any person or group of affiliated persons, or (c) any sale by Parent of all or substantially all of its assets, on a consolidated basis, in one transaction or a series of related transactions to any person or group of affiliated persons, in each case if, immediately after giving effect to such transaction(s), any person (together with such person’s affiliates, the “Acquiror”) (other than a shareholder of parent immediately before such transaction) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate voting equity of the surviving entity, Parent or the transferee, as the case may be.

“Charter” means the Amended and Restated Charter of Elvis Presley Enterprises, Inc., as in effect from time to time.

“Class A Interest” means an ownership interest in the Company that entitles the holder to receive the distributions and allocations, and the rights and powers of a Class A Interest as set forth in this Agreement.

“Class A Member” means a holder of a Class A Interest.

“Class A Year End Distribution” means for any Fiscal Year an amount equal to the Operating Cash Flow for such Fiscal Year less the sum of (i) the Class B Monthly Distributions for all months during such Fiscal Year, (ii) the Class B Year End Distributions for such Fiscal Year, (iii) all Vegas Distributions relating to such Fiscal Year (or any period thereof), (iv) all deemed distributions to the Class A Members relating to such Fiscal Year, and (v) all dividends and distributions from Vegas to the Class A Members relating to such Fiscal Year (or any period thereof).

“Class B Distribution” shall mean the Class B Monthly Distributions and the Class B Year End Distribution.

“Class B Distribution Payment Date” shall mean, (i) with respect to the Class B Monthly Distribution, the first Business Day of the applicable month, and (ii) with respect to the Class B Year End Distribution, the date that is ninety (90) days following the end of the applicable Fiscal Year.

“Class B Interest” means an ownership interest in the Company that entitles the holder to receive the distributions (including the Class B Distributions) and allocations, and the rights and powers of a Class B Interest as set forth in this Agreement.

“Class B Member” means a holder of a Class B Interest.  If there exists upon the date of determination more than one Class B Member, (a) all references to any action to be taken by or an action that requires the approval, acceptance or consent of the Class B Member means an action that has been approved by, or the approval, acceptance or consent of, a majority-in-interest of the Class B Interests and (b) all allocations and distributions to be made to the Class B Member on such date will be made on a pro rata basis.

“Class B Monthly Distribution” means, for each month of each Fiscal Year, an amount that, when added to the Vegas Distribution with respect to such month, equals 1/12 multiplied by the Adjusted Base Amount, subject to adjustment as provided in Section 3.2(b)(ii).

“Class B Monthly Minimum Distribution” means 1/12 multiplied by the Minimum Distribution.

“Class B Year End Distribution” means, with respect to any Fiscal Year, an amount that, when added to the year end Vegas Distribution with respect to such Fiscal Year, equals the greater of (a) zero, or (b) the Amount Owed less the Amount Paid, in each case with respect to such Fiscal Year, subject to adjustment pursuant to Section 3.2(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Company” means Elvis Presley Enterprises, LLC, a Delaware limited liability company.

“Company Property” means any Property owned by the Company.

“Consolidated Net Income” means for any period the net income or loss of the Company and Vegas for such period, determined on a combined basis in accordance with GAAP; provided, that there shall be excluded therefrom (to the extent otherwise included in the calculation thereof), all non-cash gains and losses (including write-ups and write downs in the value of assets required in accordance with GAAP).

“control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cost of Funds” at any time means the weighted average cost of borrowed funds under bona fide financing arrangements of Parent with unaffiliated parties at such time.

“CPI” means the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Items for Urban Wage Earners and Clerical Workers (1982-84 = 100), or if such index is not available, a comparable index mutually agreed to by the Class B Member and the Manager which is published by a governmental institution or a nationally recognized publisher of statistical information.

“CPI Increase” means, for any Fiscal Year, the amount obtained by multiplying (a) the Replaced Expenses during such Fiscal Year, by (b) the percentage increase between the CPI for the month of December 2004 and the average CPI for the twelve months of such Fiscal Year. The CPI Increase for each Fiscal Year shall be effective as of the first day of such Fiscal Year.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year; provided, that:

(i)            if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation with respect to such asset shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and

(ii)           if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected in good faith by the Manager.

“Excess Allocations” means for any period all allocations of overhead and other charges and expenses to the Company, Vegas and their respective subsidiaries from Parent or any of its other Affiliates during such period except to the extent such allocations (i) replace operating expenses incurred directly by the Company and Vegas prior to the Closing Date (“Replaced Expenses”) and (ii) do not exceed the amount of such Replaced Expenses plus the CPI Increase for such Fiscal Year.

“Excess Overhead” means for any period Operating Expenses for such period to the extent such Operating Expenses exceed 125% of the Operating Expenses for the corresponding period during the immediately preceding fiscal year.

“Excess Payment Balance” on any date means the greater of (a) zero and (b) the sum of the Negative Balances for each Fiscal Year ending on or prior to such date in which the Amount Paid exceeded the Amount Owed, if any, less the aggregate of the Reduction Amounts on or prior to such date.

“Excess Net Profit Allocations” means, with respect to any Fiscal Year, the excess, if any, of (a) the aggregate Net Profits allocated to the Class B Member for all prior years over (b) the aggregate Capital Account Distributions made to the Class B Member for all such prior years.

“Exchange Agreement” means the Contribution and Exchange Agreement, dated as of December 15, 2004, by and among the Promenade Trust, Parent and RFX Acquisition LLC.

“Expenses” means reasonable out-of-pocket expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.

“Fair Market Value” means, with respect to any asset or property, a price that could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fiscal Year” means, for accounting and tax purposes, the year beginning January 1 and ending December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Code.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, and any applicable rules and regulations of the Securities and Exchange Commission, in each case, that are in effect from time to time, applied on a consistent basis.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(1)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset. The initial Gross Asset Values of the Assets contributed to the Company by the Promenade Trust pursuant to Section 5.1 hereof shall be as set forth in Exhibit A.

(2)           The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values as determined reasonably and in good faith by the Manager as of each of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimus contribution of Property; (b) the distribution by the Company to a Member of more than a de minimus amount of Property as consideration for a Membership Interest; (c) the liquidation of the Company (within the meaning of Regulations section 1.704-1(b)(2)(ii)(g)); and (d) at such other times as the Manager shall reasonably and in good faith determine is necessary or advisable to comply with Regulation sections 1.704-1(b) and 1.704-2; provided, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably and in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company.

(3)           The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution.

(4)           The Gross Asset Value of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to section 734(b) of the Code; but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation section 1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this definition if the Manager reasonably and in good faith determines that an adjustment pursuant to subparagraph (2) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (1), (2) or (4) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Improper Activity” means any of the activities, products, services, organizations or causes set forth on Exhibit B hereto.

“Indebtedness” means,

(a)           all liabilities, contingent or otherwise, of such Person, to the extent such liabilities would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b)           all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any capitalized lease obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; and

(c)           all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or that are secured by any assets or property of such Person.

“Indemnitee” means any Person entitled to indemnification pursuant to Sections 11.1 or 11.2.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that:

(a)           does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect interest (financial or otherwise) in the Company, Vegas, the Manager, any Member, any Vegas Holder, or any Affiliate of any of them; and

(b)           in the reasonable, good faith judgment of the Manager, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Base Amount” for the period from the date hereof until December 31, 2005 shall mean $1,375,000 and for each Fiscal Year beginning on or after January 1, 2006 shall mean $1,500,000, in each case subject to adjustment pursuant to Section 9.2(d).

“Initial Members” means those Members identified on Exhibit A hereto.

“Interest” means, for any period, the aggregate amount of interest in respect of any Indebtedness, including non-cash interest and the amortization of original issue discount and all commissions, discounts and other fees and charges.

“Losses” means liabilities, losses, damages, out-of-pocket costs or Expenses.

“Manager” means the manager appointed pursuant to Section 4.1 of this Agreement, who shall initially be the Class A Member, or any successor Manager appointed pursuant to Section 4.1(b).

“Member” means an Initial Member, Additional Member or a Substitute Member.

“Membership Interest” means a Class A Interest, a Class B Interest or any other equity interest in the Company.

“Minimum Distribution” for the period from the date hereof until December 31, 2005 means the greater of (i) 80% of the Adjusted Base Amount for the such period, and (ii) $1,100,000 and for each Fiscal Year beginning on or after January 1, 2006 means the greater of (i) 80% of the Adjusted Base Amount for the respective year, and (ii) $1,200,000.

“Negative Balance” means for any Fiscal Year, (a) if the Amount Paid exceeded the Amount Owed for such Fiscal Year, the amount of such excess and (b) if the Amount Paid does not exceed the Amount Owed, zero.

“Net Profits” or “Net Losses” means, for any fiscal period of the Company, an amount equal to the Company’s net taxable income or loss for such period as determined for Federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with sections 703 and 704 of the Code, with the following adjustments:

(1)           Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits and Net Losses under this Agreement shall be added to such taxable income or loss;

(2)           Any expenditure of the Company described or deemed described in section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses under this Agreement shall be subtracted from such taxable income or loss;

(3)           In the event the Gross Asset Value of any Company Property is adjusted pursuant to clause (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss (as applicable) from the disposition of such asset for purposes of computing Net Profits and Net Losses under this Agreement;

(4)           Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted income tax basis of such asset differs from its Gross Asset Value; and

(5)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or quarterly period.

“New Securities” means any Membership Interests, whether now authorized or not, and rights, options or warrants to purchase Membership Interests and securities of any type whatsoever that are, or may become, convertible into Membership Interests.

“Operating Cash Flow”  means for any fiscal period an amount equal to

(a)           Consolidated Net Income for such period, plus

(b)           to the extent such amounts reduced Consolidated Net Income during such period, (i) depreciation and amortization expense, (ii) Excess Allocations, and (iii) Excess Overhead, plus

(c)           the sum of (i) the net decrease, if any, in accounts receivable of the Company and Vegas during such period, and (ii) the net increase, if any, in deferred revenue of the Company and Vegas during such period, in each case determined on a combined basis in accordance with GAAP, less

(d)           the sum of (i) the net increase, if any, in accounts receivable of the Company and Vegas during such period, (ii) the net decrease, if any, in deferred revenue of the Company and Vegas during such period, and (iii) to the extent such amounts have not otherwise reduced Operating Cash Flow during such period, all cash capital expenditures made by the Company and Vegas during such period, in each case determined on a combined basis in accordance with GAAP.

“Operating Expenses” means for any period operating expenses of the Company and Vegas during such period, determined on a combined basis in accordance with GAAP.

“Parent” means Sports Entertainment Enterprises, Inc.

“Permitted Rate” means as of any date of determination, a rate per annum equal to: (a) the rate on Indebtedness under a bona fide financing arrangement with an unaffiliated third party incurred by Parent or any Affiliate of Parent (as applicable) the proceeds of which are directly used to provide the Indebtedness to the Company pursuant to Section 5.3 hereof or to Vegas pursuant to Section 2.4 of the Shareholders Agreement; (b) if Parent or such Affiliate does not use the proceeds of Indebtedness to directly provide Indebtedness to the Company or Vegas, the Cost of Funds; or (c) if no such bona fide financing arrangements exist, then a rate that is mutually agreed upon by the parties.  In the case of clauses (a) or (b) above, the Company shall provide to the Class B Member a written statement, certified by the Chief Financial Officer of Parent, describing in reasonable detail how such rate was determined.

“Permitted Transferee” means a Person who acquires a Membership Interest in a Transfer by a Member in accordance with the terms set forth in Article IX hereof.

“Person” means any natural person or corporation (both non-profit and other corporations), partnership (both limited and general), joint venture, limited liability company, trust, estate, unincorporated association or other entity.

“Preemptive Share” means 15%.

“Proceeding” means any action, suit or proceeding, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

“Promenade Trust” means the Promenade Trust, a grantor trust created under the laws of Tennessee, pursuant to the Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary.

“Property” means any assets, real or personal, tangible or intangible.

“Reduction Amount”  means:

(a)           with respect to any Class B Distribution or Vegas Distribution (i) the amount such Class B Distribution or Vegas Distribution would have been but for the operation of Section 3.2(b)(ii) hereof or Section 7.2(a)(ii) of the Charter less (ii) the amount of such distribution after giving effect to such section, and

(b)           all amounts paid to reduce the Excess Payment Balance hereunder or under the Charter or the Shareholders Agreement (including pursuant to Sections 9.2(c) and 11.4(b) hereof, Section 7.3(a) of the Charter or Section 4.1(c) of the Shareholders Agreement).

“Regulations” means, except where the context indicates otherwise, the permanent, proposed or temporary rules and regulations of the U.S. Department of the Treasury promulgated under the Code, as such rules and regulations may be lawfully changed from time to time.

“relative” means spouses, former spouses, parents, grandparents, great-grandparents, children, grandchildren, great-grandchildren, siblings, first uncles, first aunts and first cousins (in each case, whether natural or adoptive).

“Representative” means an officer, director, manager, partner, member, employee, representative or other agent.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, and the rules an regulations promulgated by the Securities and Exchange Commission thereunder.

“Series A Preferred Shares” means the Series A Preferred Shares of Vegas, par value $1.00 per share.

“Series B Preferred Shares” means the Series B Preferred Shares of Vegas, par value $1.00 per share.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among Vegas and the Vegas Holders.

“Side Letter” means the letter agreement, dated as of the date hereof, by and among the EPE Holding Corporation, the Promenade Trust, Parent and RFX Acquisition, LLC.

“Substitute Member” means a transferee of Membership Interest who has been approved and admitted as a Member in accordance with Article IX.

“Tag-Along Notice” means the notice delivered by the Transferring Members pursuant to Section 9.2.

“Tag-Along Option Period” means the 30-day period commencing on the date the Tag-Along Notice is deemed delivered to the Class B Member pursuant to Section 9.2.

“Tax Matters Partner” means the tax matters partner of the Company pursuant to section 6231(a)(7) of the Code, designated pursuant to Section 8.3, and any successor Tax Matters Partner.

“Taxing Jurisdiction” means any Federal, state, local or foreign government that collects tax or any similar assessments, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

“Third Party” means an arms-length third party that is not a Member, a Vegas Holder or an Affiliate of any Member or any Vegas Holder.

“Transactions” means the transactions contemplated by this Agreement, the Exchange Agreement, the Bill of Sale and any other agreements or transactions contemplated thereby.

“Transfer” means to directly or indirectly sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, gift, bequeath or otherwise transfer (including transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).  Notwithstanding the foregoing, FOR THE AVOIDANCE OF DOUBT, a PLEDGE, a sale or transfer of shares of Parent shall not be deemed to be an indirect Transfer of Membership Interests.

“Transferring Members” means, collectively, Parent and any Affiliate of Parent.

“Vegas” means Elvis Presley Enterprises, Inc., a Tennessee corporation.

“Vegas Common Shares” means the common shares of Vegas, par value $1.00 per share.

“Vegas Distribution” means any monthly or year end dividend or distribution declared and paid on the Series B Preferred Shares.

“Vegas Holder” means any holder of Series A Preferred Shares, Series B Preferred Shares or Vegas Common Shares.

1.2           Directly or Indirectly.  Any provision of this Agreement which refers to an action which may be taken by any Person, or which a Person is prohibited from taking, shall include any such action taken directly or indirectly by or on behalf of such Person, including by or on behalf of any Affiliate, partner or agent of such Person.

1.3           Including Without Limitation.  Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”.

1.4           Captions.  All captions in this Agreement are inserted for reference only and are not to be considered in the construction or interpretation of any provision hereof.

1.5           Interpretation.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

1.6           References to this Agreement.  References to numbered or letter articles, sections, and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise.  All references to this Agreement include, whether or not expressly referenced, the exhibits and appendices attached hereto.

ARTICLE II.         FORMATION

2.1           Name.  The name of the limited liability company is Elvis Presley Enterprises, LLC.  Subject to Section 4.3 hereof, the business of the Company may be conducted under any other name deemed necessary or desirable reasonably and in good faith by the Manager, but in any case, only to the extent permitted by applicable law.

2.2           Formation.  The Promenade Trust formed the Company as a limited liability company by filing the Certificate of Formation with the Secretary of State pursuant to the provisions of the Act.  Except as otherwise provided herein, the rights, duties and liabilities of the Members and the Manager shall be as provided in the Act for members and managers.

2.3           Term.  The term of the Company commenced upon the filing of the Certificate of Formation, and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act and this Agreement.

2.4           Purpose.  The business and purposes of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Act; provided, that the Company may not engage in an Improper Activity.

2.5           Registered Office; Registered Agent.  The address of the initial registered office of the Company in the State of Delaware is c/o Paracorp Incorporated, 3500 South DuPont Highway, Dover, County of Kent, Delaware.  The name and address of the initial registered agent of the Company for service of process on the Company in the State of Delaware is Paracorp Incorporated, 3500 South DuPont Highway, Dover, County of Kent, Delaware.  The Manager may change the registered agent or office through appropriate filings with the Secretary of State.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

2.6           Principal Place of Business.  The principal place of business of the Company shall be 3734 Elvis Presley Boulevard, Memphis, Tennessee 38116, or such other place or places as the Manager may reasonably and in good faith determine from time to time.

2.7           Members.  The name and the mailing address of each Member is as set forth on Exhibit A hereto.  Each Member may change its address upon notice thereof to the other Members.

2.8           Authorized Persons.  The Manager shall have the right to designate as an “authorized person,” within the meaning of the Act, those individuals authorized to execute, deliver and file any amendments to, and/or restatements of, the Certificate of Formation of the Company and such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, or any other state or country, or any political subdivision thereof, in which the Company shall determine to do business, to effectuate, implement and continue the valid and subsisting existence or qualification to do business of the Company, or in connection with any tax returns, filings or related matters.

ARTICLE III.        MEMBERSHIP INTERESTS

3.1           Members.  The Members of the Company shall consist of the Initial Members and such additional persons as shall be admitted to the Company as Members in accordance with Section 3.2(c) and Article IX hereof.  Exhibit A shall be amended from time to time to reflect the admission of any Member or the removal, expulsion, retirement or death of any Member, the receipt by the Company of notice of any change of name or address of a Member and any additional Capital Contributions.

3.2           Series of Membership Interest.  The Company shall have two classes of Membership Interests, Class A Interests and Class B Interests.

(a)           Distribution Preference.  The Company shall not make any distributions to any other Members unless and until (i) the Company has paid all required Class B Distributions to the Class B Member and (ii) Vegas has paid all required Vegas Distributions to the holders of the Series B Preferred Shares.

(b)           Class B Distribution.

(i)            The Company shall pay each Class B Distribution to the Class B Member in cash on or before the applicable Class B Distribution Payment Date.  If the Company shall fail to pay the Class B Distribution on or before any Class B Distribution Payment Date (because there is insufficient cash legally available therefore or otherwise), the Class A Members shall pay directly to the Class B Member an amount equal to all unpaid Class B Distributions in full as soon thereafter as possible, and before any distributions are paid to other Members.

(ii)           If the Amount Paid is greater than the Amount Owed for any Fiscal Year, the Class B Year End Distribution for such Fiscal Year shall be zero, and the monthly Vegas Distribution and/or the Class B Monthly Distribution shall thereafter be reduced until the Excess Payment Balance is zero; provided, that in no event shall the sum of (A) the monthly Vegas Distribution and (B) the Class B Monthly Distribution for any month be reduced below the Class B Monthly Minimum Distribution for such month.  If (1) the Amount Paid is less than the Amount Owed for any Fiscal Year but there is a positive Excess Payment Balance at the time the Class B Year End Distribution with respect to such Fiscal Year is to be made and (2) such Amount Owed exceeds 140% of the Initial Base Amount, the year end Vegas Distribution and/or Class B Year End Distribution shall be reduced until the sum of (A) the Amount Paid plus (B) the year end Vegas Distribution with respect to such Fiscal Year plus (C) the Class B Year End Distribution equals 140% of the Initial Base Amount.

(iii)          Subject to the limitations set forth in Article VIII of the Exchange Agreement and clause (iv) below, the Class B Distribution otherwise payable hereunder may be reduced pursuant to and in accordance with the terms of Section 8.7(c) of the Exchange Agreement.

(iv)          Notwithstanding any other provision of this Agreement, the Charter, or the Exchange Agreement, the aggregate amount of the reductions of Class B Monthly Distributions and Vegas Distributions pursuant to this Agreement, the Charter and the Exchange Agreement, for any given month, shall not cause the aggregate amount of the Class B Monthly Distribution and the monthly Vegas Distribution to be less than 50% of 1/12 of the Initial Base Amount.

(c)           Admission of Additional Members.  Except as set forth in Article IX hereof, no Person shall be admitted as a Member without the prior written approval of the Class B Member and the Manager.  An Additional Member shall be deemed admitted as a Member upon the execution by such Additional Member of this Agreement.  Upon admission, such Additional Member shall be bound by all provisions of this Agreement and shall have all the rights and powers and be subject to all the restrictions and liabilities pursuant to this Agreement.

3.3           No Withdrawals or Resignations.  No Member has the right to withdraw, resign or retire from the Company, except as permitted by law.

3.4           Liability of Members.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, except as otherwise required by law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

3.5           Meetings of Members.  The Company shall hold an annual meeting of the Members within 90 days after the end of each Fiscal Year.  No other regular meetings of the Members are required to be held.  All meetings shall be noticed, held and conducted pursuant to section 18-302 of the Act.  Except as otherwise specifically provided for herein, in any instance under this Agreement that requires the consent of the Members, such consent may be obtained in any manner permitted by the Act.

(a)           Power to Call Meetings.  Upon written demand of any Member, meetings shall be called for any purpose; provided, that unless the Company is in material default hereunder, the Class B Member shall not be entitled to call more than two (2) meetings in any given calendar year.

(b)           Notice of Meeting.  Written notice of a meeting of Members shall be sent or otherwise given to each Member not less than five nor more than 60 days before the date of the meeting.  The notice shall specify the place, date and hour of the meeting.  The Member requesting such meeting shall promptly cause notice to be given to the

Members that a meeting will be held at the time requested by the Member requesting the meeting, not less than five nor more than 60 days after the receipt of the request.

(c)           Manner of Giving Notice.  Notice of any meeting of Members shall be given in accordance with the provisions of, and shall be addressed to each of the Members at the address of each Member as set forth in, Section 15.2 below.

(d)           Quorum.  The presence in person or by proxy of the Class B Member and the holders of a majority-in-interest of the Class A Interests shall constitute a quorum at a meeting of Members.

(e)           Waiver of Notice or Consent.  The actions taken at any meeting, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if, either before or after the meeting, each of the Members entitled to vote who was not present in person or by proxy signs a written waiver of notice or consents to the holding of the meeting and approves the minutes of the meeting.  All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.  Attendance of a Member at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(f)            Telephonic Participation by Member at Meetings.  Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another.  A Member so participating is deemed to be present in person at the meeting.

(g)           Place of Meetings.  Meetings of the Members shall be held at the principal office of Parent, unless the Members shall agree upon some other appropriate and convenient location for that purpose from time to time.

3.6           Preemptive Rights.  The Class B Member shall have a preemptive right to subscribe for or purchase all or any part of its Preemptive Share of any New Securities that the Company may, from time to time, propose to issue or sell.  This preemptive right shall be subject to the following provisions:

(a)           Notice Procedures.  If the Company proposes to undertake an issuance of New Securities, it shall give the Class B Member written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same.  The Class B Member shall have 30 days from the date of receipt of such notice to notify the Company of its election to purchase up to its Preemptive Share of such New Securities for the price, at the time and upon the general terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased; provided, that the Class B Member shall have at least 30 days following delivery of its notice of election to consummate the purchase of such New Securities.

(b)           Completion of Transaction.  If the Class B Member fails to notify the Company of its intent to exercise the preemptive right within said 30-day period or to consummate such purchase as required, the Company shall have 90 days thereafter to consummate the sale of the New Securities, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice.  If the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Class B Member in the manner provided above.

ARTICLE IV.        MANAGEMENT

4.1           Appointment of Manager.

(a)           Except as otherwise set forth in this Agreement,

(i)            the management of the Company shall be vested in, and the Members hereby appoint EPE Holding Corporation as Manager of the Company and EPE Holding Corporation hereby accepts such appointment and agrees to be bound by the provisions of this Agreement; and

(ii)           the Manager shall have the exclusive duty, right, power and authority to manage the assets, business and affairs of the Company with all rights and powers and the full authority necessary, desirable or convenient to administer and operate the same for Company purposes, including to, directly or indirectly, take or omit whatever action for Company purposes that the Manager may, in the Manager’s sole discretion, deem necessary or desirable to carry out the Company’s purposes, and to make all decisions and do all things necessary or desirable in connection therewith; and

(iii)          the Members, in their capacity as members, shall have no part in the management of the Company and shall have no authority to, or right to, act on behalf of or bind the Company in connection with any matter, nor have any voting rights, except as set forth in this Agreement.

(b)           The Manager may resign at any time upon written notice to the Members, provided, that prior to the effectiveness of any such resignation, the Manager shall provide for the substitution of a new Manager that is acceptable to the Class B Member.

(c)           The Manager shall, and shall cause its Representatives to:

(i)            conduct the affairs of the Company in the best interests of the Company and the mutual best interests of the Members, including the safe keeping and use of all Company funds and assets and the use thereof for the benefit of the Company in accordance with the terms of this Agreement; and

(ii)           act, at all times with integrity and in good faith and utilize all reasonable efforts in all activities relating to the conduct of the business of the Company and in resolving conflicts of interest arising in connection therewith.

(d)           In addition to any other duties hereunder or under applicable law, (i) the Manager and its directors shall have the same fiduciary duties to the Class B Member as they would have to the minority holders of common stock of a Delaware corporation and (ii) the Class A Member shall have a duty of good faith and fair dealing to the Class B Member.

(e)           The Manager shall devote such time and effort to the business and operations of the Company as shall be reasonably necessary to promote fully the interests of the Company and the mutual best interests of the Members.

4.2           Compensation.  Neither the Parent, nor any of its Affiliates, nor any of their respective directors, officers or employees, other than employees of the Company, shall receive any compensation for service to the Company.  Notwithstanding the foregoing, but subject to the other provisions of this Agreement (including Section 4.3(f)), the Manager may engage Affiliates to provide services typically provided by third party providers to the Company (excluding services that would typically be considered corporate overhead) and such Affiliates may receive reasonable and customary compensation therefore.

4.3           Major Decisions.  Notwithstanding anything to the contrary contained herein, the Company will not and will not permit any of its subsidiaries to, directly or indirectly take any of the following actions without the prior written approval of the Class B Member:

(a)           create, issue, subdivide, reclassify, or change any class or series of Membership Interests, or any securities convertible into or exchangeable for a Membership Interest other than Class A Interests, or admit Additional Members other than Class A Members;

(b)           incur Indebtedness:

(i)            the proceeds of which are directly or indirectly used (A) for any purpose other than in the Business or (B) to redeem or repurchase any Membership Interests or any securities convertible into or exchangeable for a Membership Interest,

(ii)           owed to Parent or any Affiliate of Parent, that bears Interest in excess of the Permitted Rate on the date such Indebtedness is incurred,

(iii)          that restricts payment of the Class B Distribution other than during the continuance of a payment default or any other default that would allow the lender to accelerate such Indebtedness under the terms of a bona fide credit agreement with a Third Party, or

(iv)          if such Indebtedness is to the Class A Member or an Affiliate of the Class A Member and will be outstanding for 18 months or longer, unless the Class B Member is given a preemptive right with respect to such Indebtedness pursuant to procedures identical to those set forth in Section 3.6; provided, that the Class B Member shall have 5 days after receipt of notice from the Class A Member or such Affiliate to notify the Class A Member or such Affiliate of its intention to exercise its preemptive right and the Class B Member shall have 5 days from the delivery of its notice of election to consummate the transaction;

(c)           redeem or repurchase any Membership Interests, or any securities convertible into or exchangeable for a Membership Interest, except on a proportionate basis, such that after consummation of the redemption or repurchase:

(i)            the distributions and allocations of Net Profits or Net Losses in respect of the Class B Interest would be the same as the distributions and allocations of Net Profits or Net Losses in respect of the Class B Interest immediately prior to such redemption or repurchase;

(ii)           the percentage interest of the Class B Member in respect of all classes of Membership Interests is the same as the percentage interest of the Class B Member immediately prior to such redemption or repurchase; and

(iii)          the Company will not be impaired from making the Class B Distributions.

(d)           {intentionally left blank}

(e)           consummate any merger, consolidation or reorganization of the Company, or Transfer all or substantially all of the assets of the Company, in each case, unless the Class B Member is provided a right of first refusal with respect to any such transaction exercisable in accordance with procedures substantially identical to the procedures set forth in Section 9.1(a)-(d), provided that the grant of any permitted pledge or mortgage of any assets of the Company to secure Indebtedness of the Company to a person (or, for the avoidance of doubt, the pledge of the Class A Interest) shall not constitute a merger, consolidation, reorganization or transfer for purposes of this Section 4.3(e) if the holder of such pledge or mortgage agrees to comply with the terms hereof and provided further, that

(i)            such right of first refusal shall not be required with respect to (A) transactions with Affiliates of the Company, (B) merger, consolidation or reorganization transactions in which Parent and its Affiliates continue to hold at least a majority of the outstanding Class A Interests, and (C) transfers of substantially all of the assets of the Company to an Acquiror pursuant to a Change of Control of Parent, and

(ii)           if the Class B Member (x) by reason of clause (i) does not have or (y) has, but does not exercise, such right, the surviving entity or transferee adopts this Agreement or another agreement containing only the terms of this Agreement.

(f)            enter into any transaction with or for the benefit of (x) any Member, Manager, officer or employee of the Company or any of its subsidiaries, or (y) any Affiliate of the Company or any of its subsidiaries, or of any of their members, managers, shareholders, directors, officers or employees (the persons identified in clauses (x) and (y), the “Related Parties”), unless:

(i)            such transaction is entered into in good faith on terms that are no less favorable to the Company or the relevant subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not a Related Party;

(ii)           prior to the consummation thereof, the Manager delivers to the Class B Member a resolution adopted in good faith by a majority of the independent members of the board of directors of Parent (including a majority of the disinterested members thereof) stating that such members have determined in good faith that such transaction complies with the requirements of clause (i) above; and

(iii)          if such transaction (or a series of related transactions) involves an aggregate Fair Market Value of more than $2 million during any 18 month period, the Manager, prior to the consummation thereof, obtains and delivers to the Class B Member, at the Company’s sole expense, a favorable opinion as to the fairness of the financial terms of such transaction to the Company or the relevant subsidiary, as the case may be, from an Independent Financial Advisor;

(g)           engage in any business other than the business of the Company on the date hereof, or any business incidental thereto or reasonable extension thereof;

(h)           approve any amendment or change of the Certificate of Formation or other governance documents of the Company that would reduce or otherwise affect in a manner adverse to the Class B Member the allocations, rights, powers or obligations of the Class B Member;

(i)            other than any action that is consistent with the past practice of the Business, directly or indirectly, or permit its subsidiaries or, in the case of clauses (ii) and (iii) below, any Person under the control of the Company, and the respective directors, officers, employees, agents and representatives of each of the foregoing, acting in such capacity, to:

(i)            undertake any Improper Activity,

(ii)           take any action (including, by granting any third party any right or license) that could reasonably be expected to associate the Company or its subsidiaries, the business of the Company or Elvis Presley or any indicia associated with Elvis Presley (including the name (including assumed or professional names), image and likeness and other identifiable attributes) with any Improper Activities, or

(iii)          taking any action that is offensive, immoral, derogatory or in poor taste that would tarnish the reputation or public image of Elvis Presley, the Trust or the Beneficiary, or the Company (including the name (including assumed or professional names), image and likeness and other identifiable attributes); or

(j)            enter into any agreement, arrangement or understanding to do any of the foregoing.

ARTICLE V.         CAPITAL CONTRIBUTIONS

5.1           Capital Contributions.

(a)           The Promenade Trust contributed the Assets to the Company pursuant to the terms of the Bill of Sale in exchange for 100% of the Class B Interests and 100% of the Class A Interests.  In accordance with the terms of the Exchange Agreement, as of the date hereof, the Promenade Trust transferred to Parent 100% of the Class A Interest.

(b)           Except as otherwise provided in this Agreement, no interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution.

5.2           Additional Contributions.  Except as set forth in Section 7.6, the Members shall have no obligation to make any additional Capital Contributions to the Company.

5.3           Financing Growth.  Subject to Section 4.3, the Manager shall have the right to finance efforts to grow the business of the Company by loaning capital directly to the Company and/or arranging bona fide third-party financing; provided, that the Interest on any such Indebtedness owed to Parent or any Affiliate of Parent shall not exceed the Permitted Rate.

ARTICLE VI.        CAPITAL ACCOUNTS

6.1           Capital Accounts.  The Company shall maintain a Capital Account for each Member.

(a)           Initial Capital Accounts.

(i)            Immediately after Transferring the Class A Interest to Parent the Capital Account balance of the Class A Member and the Class B Member are as set forth as Exhibit A.

(ii)           Each Additional Member’s Capital Account shall have an initial balance equal to the amount of cash and the Gross Asset Value of all Property constituting such Member’s initial Capital Contributions, which initial balance shall be set forth on Exhibit A (which schedule shall be updated by the Manager from time to time to reflect additional Capital Contribution by the Members, if any, and the Capital Contributions of Additional Members or Substitute Members, if any).

(b)           Adjustments to Capital Accounts.  Each Member’s Capital Account shall thereafter be increased by the sum of:

(i)            the amount of cash and cash equivalents and the fair value of any Property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under section 752 of the Code) plus

(ii)           any Net Profits allocated to such Member pursuant to Section 6.5 hereof.

Each Member’s Capital Account shall be reduced by the sum of:

(i)            the amount of cash and cash equivalents and the fair value of any Property distributed by the Company to such Member (net of liabilities secured by such distributed Property that such Member is considered to assume or take subject to under section 752 of the Code) plus

(ii)           any Net Losses allocated to such Member pursuant to Section 6.5 hereof.

(c)           All matters concerning the computation of Capital Accounts, the allocation of Net Profit and Net Loss, the allocation of items of the Company income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Manager and the Class B Member.  Notwithstanding anything herein to the contrary, no Indebtedness incurred by Parent or any of its Affiliates, directly or indirectly in connection with the Transactions, shall be allocated to the Company.  In the event of any disagreement between the Class B Member and the Manager with respect to the foregoing, the Class B Member and the Manager shall use reasonable good faith efforts to resolve such dispute.  If, at the end of a 10-day period (or such longer period as they may mutually agree), they are unable to resolve such disagreement, then an Independent Financial Advisor that is mutually selected by the Class B Member and the Manager shall resolve any remaining disagreements.

6.2           Transferee Capital Accounts.  In the event of a Transfer of a Membership Interest in accordance with the terms of this Agreement, the Capital Account of the transferring Member shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with section 1.704-1(b)(2)(iv) of the Regulations.

6.3           Maintenance of Capital Accounts.  The manner in which Capital Accounts are to be maintained pursuant to this Article VI is intended to comply with the requirements of section 704(b) of the Code and the Regulations promulgated thereunder. If, in the reasonable, good faith opinion of the Company’s accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Article VI are required to be modified to comply with section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Article VI, the method in which Capital Accounts are to be maintained shall be so modified to the minimum extent necessary to comply with the Code and the Regulations; provided, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

6.4           Capital Account Deficit.  Except as provided in Section 7.6(b), no Member shall be required to make any additional Capital Contribution to restore a deficit balance in such Member’s Capital Account upon dissolution of the Company pursuant to Article XI or otherwise.

6.5           Allocations.  Except as provided in Sections 6.6 and 6.7, Net Profit or Net Losses of the Company shall be allocated as follows:

(i)            First, if during any Fiscal Year, there is Excess Overhead or Excess Allocations, to the extent such Excess Overhead or Excess Allocations are reflected in items included in computing Net Profits and Net Loss, such items shall be specially allocated to the Class A Members on a pro rata basis;

(ii)           After giving effect to the adjustments in clause (i), if any, Net Profits and Net Losses shall be allocated 85% to the Class A Members, on a pro rata basis, and 15% to the Class B Member; provided, however, that if during any Fiscal Year the Capital Account Distributions made to the Class B Member for such Fiscal Year exceeds the Class B Member’s share of the Net Profits, the Class B Member shall be allocated an additional amount of Net Profits for such Fiscal Year (and if necessary, items of income or gain) equal to the excess, if any, of (x) the amount by which the Capital Account Distributions exceed the Class B Member’s share of Net Profits over (y) Excess Net Profit Allocations, and the Class A Members shall be allocated the remaining Net Profits, if any (or if necessary, items of expense or loss), on a pro rata basis; provided, further, that, to the extent the Class B Members were allocated an increased share of Net Profits (or items of income or gain) pursuant to this Section 6.5(ii), the Class B Member’s share of Net Profits in subsequent years shall be decreased to the extent the Class B Member’s share of Net Profits for such year exceeds the amount of Capital Account Distributions for such year.

(iii)          To the extent permitted under Section 704(c) of the Code, the Class A Members, on a pro rata basis, shall be specially allocated, for tax purposes, all items of depreciation and amortization (including amortization of goodwill and intangibles) attributable to any increase in the adjusted tax bases of the assets contributed to the Company pursuant to the Bill of Sale in connection with the Transactions (it being understood that Depreciation shall not be specially allocated in the computation of Net Profit and Net Loss).

(iv)          Notwithstanding the foregoing provisions of this Section 6.5, in connection with a distribution in dissolution under Section 11.4, Net Profit (and if necessary items of income or gain) shall be specially allocated to the Class A Member to the extent of any amount to be distributed to the Class A Members pursuant Section 11.4(b).

6.6           Regulatory Allocations.  Notwithstanding anything to the contrary herein, any special allocations required to be made pursuant to the Regulations promulgated under section 704 of the Code, including those related to minimum gain chargebacks and qualified income offsets, which qualified income offset rules of section 1.704-1(b)(2)(ii)(d) of the Regulations are hereby incorporated by reference, shall be made prior to the allocations set forth in Section 6.5 and in the order of priority set forth in the Regulations.  It is the intent of the Members that, to the maximum extent possible, all regulatory allocations will be offset either by other regulatory allocations or special allocations of other items of Company income, gain, loss or deduction such that, after all such regulatory allocations are made, each Member’s Capital Account balance is, to the maximum extent possible, equal to the Capital Account balance that such Member would have had if the regulatory allocations were not contained in this Agreement, and all allocations were made pursuant to Section 6.5 hereof.

6.7           Section 704(c) of the Code.  The Company shall cause depreciation and/or cost recovery deductions and gain or loss with respect to each item of property to be allocated among the Members for income tax purposes in accordance with the principles of Section 704(c) of the Code and Regulations promulgated thereunder using the “traditional” method as defined in Regulation 1.704-3(b).  Allocations pursuant to this Section 6.7 are solely for purposes of Federal and state income taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of profits, losses, other items, or distribution pursuant to any provisions of this Agreement.

ARTICLE VII.      DISTRIBUTIONS

7.1           Except as provided in this Article VII, Article IX and Article XI, the Members shall not (a) be entitled to interest on their Capital Contributions to the Company or (b) have the right to distributions or the return of any Capital Contribution.  After payment of the Class B Distribution and the distribution described in Section 7.2(b) and any distribution required by Section 9.1(c)(iv), the Manager shall make no distribution to the Members prior to the dissolution of the Company.  Notwithstanding any other provision hereof, if a Class B Distribution is not made to the Class B Member on a Class B Distribution Date, in addition to all other remedies hereunder or at law, the Class B Member shall be allocated additional Net Profits (and if necessary, items of income or gain) in an amount (the “Additional Amount”) equal to (x) the product of (1) such unpaid Class B Distributions times (2) the Cost of Funds times (3) the number of days such Class B Distribution remains unpaid, divided by (y) 360.  The Company shall distribute to the Class B Member the Additional Amount in cash immediately upon request of the Class B Member concurrently with the distribution of such overdue Class B Distributions and, notwithstanding anything herein to the contrary, the payment of such Additional Amount shall not be included in the calculation of Amount Paid.

7.2           Except as provided in Section 11.4:

(a)           a Class B Distribution shall be made on each Class B Distribution Payment Date to the Class B Member.

(b)           immediately following the distribution of the later of the Class B Year End Distribution and the year end Vegas Distribution with respect to each Fiscal Year, a Class A

Year End Distribution with respect to such Fiscal Year shall be made to the Class A Members on a pro rata basis.

7.3           Form of Distribution.  Except in connection with the dissolution of the Company pursuant to Article XI, all distributions shall be in cash.  A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than cash.

7.4           Company Tax Liability.  If the Company incurs a withholding tax or other tax liability or obligation with respect to the share of the Company’s income allocable or distributed to any Member, then the Manager, without limitation of any other rights of the Company, shall cause the amount of such liability or obligation to be offset against any amounts distributable to such Member either currently or in the future.  Any amount offset pursuant to the preceding sentence shall be treated, for purposes of Section 7.2, as having been distributed to the affected Member.  If the amount of such taxes is greater than any such then distributable amounts, then such Member and any successor to such Member’s Membership Interest shall indemnify and hold harmless the Company and the Manager against, and shall reimburse the Company within ten days after the demand of the Manager, the amount of such excess.

7.5           Restriction on Distributions.

(a)           No distribution shall be made if, after giving effect to the distribution:

(i)            the Company would not be able to pay its debts as they become due in the usual course of business; or

(ii)           the Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

(b)           The Members may base a determination that a distribution is not prohibited on financial statements prepared on the basis of accounting practices and principles on any of the following:

(i)            a fair valuation; or

(ii)           any other method that is reasonable in the circumstances.

7.6           Return of Distributions.

(a)           Except for: (i) those distributions made in violation of the Act or this Agreement; or (ii) as required pursuant to 7.6(b) below, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.  The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

(b)           (i)            If at any time, the Company does not have sufficient cash legally available to pay a Class B Distribution, not later than four Business Days prior to the applicable Class B Distribution Payment Date, the Class A Members shall return any distributions previously made to such Members on a pro rata basis in an aggregate amount equal to such shortfall.  If, after all such distributions are returned, the Company does not have sufficient cash legally available to pay the Class B Distribution, the Class A Members shall each make a Capital Contribution of their proportionate share of any shortfall not later than four Business Days prior to the applicable Class B Distribution Payment Date and shall cause the Company to make the Class B Distribution to the extent required; and

(ii)           If the Class B Member disputes the calculation of the Class B Year End Distribution pursuant to Section 7.7 and it is determined that the Class B Year End Distribution should be increased, the Class A Members, pro rata, within 5 days following such determination, shall pay directly to the Class B Member such portion of the Class A Year End Distribution as is equal to the increase in the Class B Year End Distribution.

7.7           Class B Statement.

(a)           Within 90 days following the end of each Fiscal Year, the Manager shall provide the Class B Member with a copy of the Annual Audit Report, together with the calculation of the Class B Year End Distribution and the year end Vegas Distribution for such Fiscal Year.  If the Class B Member disagrees with the calculation of the Class B Year End Distribution or the year end Vegas Distribution, it shall, within 30 days after its receipt of the Annual Audit Report, notify the Manager of such disagreement in writing, setting forth the particulars of such disagreement; provided, that failure to provide a notice of disagreement shall not waive any rights that the Class B Member may have under this Agreement or otherwise.

(b)           If any such notice of disagreement is provided, the Class B Member and the Manager shall use reasonable good faith efforts to resolve such dispute.  If, at the end of a 10-day period (or such longer period as they may mutually agree), they are unable to resolve such disagreement, then an Independent Financial Advisor mutually selected by (i) the Class B Member, on one hand, and (ii) the Manager and Vegas, on the other hand, shall resolve any remaining disagreements regarding the Class B Year End Distribution or the year end Vegas Distribution.  The Independent Financial Advisor shall determine as promptly as practicable, only with respect to the disagreements submitted, whether and to what extent (if any) the Class B Year End Distribution and/or the year end Vegas Distribution requires adjustment.  The Independent Financial Advisor shall promptly deliver to the Class B Member, the Manager and Vegas its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement.  The determination of the Independent Financial Advisor shall be final, binding and conclusive for purposes of this Agreement.  Notwithstanding anything to the contrary herein, an amount equal to the Class B Year End Distribution as set forth on the

Annual Audit Report shall be paid to the Class B Member on the applicable Class B Distribution Payment Date and, if it is subsequently determined that an additional payment is due, such additional payment shall be made within 10 days following the Independent Financial Advisor’s determination.  The fees and expenses of the Independent Financial Advisor shall be paid by the Company, unless the Independent Financial Advisor determines that the aggregate amount of the additional payment due to the Class B Member in respect of the Class B Year End Distribution and the year end Vegas Distribution is not more than the lower of (i) $50,000 or (ii) 5% of the payment that was actually paid to the Class B Member, in which case, the Class B Member shall pay the fees and expenses of the Independent Financial Advisor.

ARTICLE VIII.     TAXES

8.1           Elections.  The Manager shall make any elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company that are in the overall best interests of the Members, subject to the prior written approval of the Class B Member with respect to any material tax elections (including, without limitation, an election to be treated as a corporation for federal income tax purposes).

8.2           Taxes of Taxing Jurisdictions.  Subject to the prior written approval of the Class B Member in respect of any such Fiscal Year to which such tax return relates, the Manager shall, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined, or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

8.3           Tax Matters Partner.  Initially, the Manager shall be designated the tax matters partner of the Company pursuant to section 6231(a)(7) of the Code.  If the Manager is no longer a Member or resigns as the tax matters partner, the successor Manager shall designate one Member, which can be such new Manager, as the successor Tax Matters Partner.  Any Member designated as Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Any Member who is designated Tax Matters Partner may not take any action contemplated by sections 6224 through 6234 of the Code without the consent of the other Members.  The Tax Matters Partner shall keep the Members apprised of any tax proceedings affecting the Company.  In addition, the Tax Matters Partner shall provide a copy of the Company Tax Return 30 days prior to the filing of such return to the other Members. Subject to Sections 8.1 and 8.2, the Tax Matters Partner shall have discretion regarding the elections or the filing of tax returns; provided, that in preparing the tax returns of the Company, the Tax Matters Partner will make those tax elections (or refrain from making those elections), and will only take reporting positions, which are in the overall best interests of the Members.  In determining the overall best interests of the Members, the Tax Matters Partner will assume that all Members are subject to tax at the highest combined marginal Federal, state and local income tax rates applicable to an individual residing in the locality of the Member or the Beneficiary with the highest effective tax rate.  The Tax Matters Partner shall comply with all provisions of the Agreement with respect to taxes in the performance of its duties as Tax Matters Partner.  The Tax Matters Partner will not be liable to any other Member for any act or omission associated with its role as Tax Matters Partner except to the extent that any action it takes or fails to take is in violation of this Agreement or constitutes gross negligence, fraud or a willful violation of law.  Any reasonable cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings and the preparation of income tax returns, shall be paid by the Company.

ARTICLE IX.        ASSIGNMENTS AND TRANSFERS OF INTERESTS.

9.1           Right of First Refusal.  Other than Transfers (i) to its Affiliates or (ii) of all of the Class A Interests then held by a Parent or any Affiliate of Parent to an Acquiror pursuant to a Change of Control of Parent, each time the Class A Member proposes to Transfer all or any part of the Class A Interest, such Member shall first offer such Class A Interest to the Class B Member in accordance with the following provisions, provided that the grant of any permitted pledge or mortgage of any assets of the Company to secure Indebtedness of the Company to a person or of the Class A Interest shall not constitute a Transfer or assignment for purposes of this Section 9.1 if the holder of such pledge or mortgage agrees to comply with the terms hereof:

(a)           Notice of Proposed Transfer.  Such Class A Member shall deliver a written notice (“Option Notice”) to the Class B Member stating (i) such Member’s bona fide intention to Transfer such Membership Interest; (ii) the Membership Interest to be Transferred; (iii) the purchase price and terms of payment for which the Member proposes to Transfer such Membership Interest; (iv) the nature of the proposed Transfer; and (iv) the name and address of the proposed transferee.  The Member shall use commercially reasonable efforts to cause the Option Notice to be signed by the proposed transferee, if any, confirming the accuracy of the information contained therein.

(b)           Members’ Option.  The Class B Member shall have the right, but not the obligation, to elect to purchase such Class A Interest upon the same price and terms, including payment of any deposit and forfeit thereof, designated in the Option Notice.  If the Option Notice provides for the payment of non-cash consideration, the Class B Member may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.  Within 10 Business Days after receipt of the Option Notice, the Class B Member shall notify the Managers in writing of its election to purchase the Membership Interest proposed to be so transferred.  The failure to submit a notice within the applicable period shall constitute an election not to purchase any of the Membership Interest which may be so Transferred.

(c)           Closing.  If the Class B Member elects to purchase the Membership Interest designated in the Option Notice, then the closing of such purchase shall occur within the time period and subject to the conditions set forth in the Option Notice.  The Transferring Member, the Company and/or the other Members shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

(d)           Failure to Exercise Options.  If the Class B Member elects not to purchase all of the Membership Interest designated in the Option Notice, then the transferring Member may Transfer the portion of the Membership Interest described in the Option

Notice not so purchased, to the proposed transferee but only if such Transfer (i) is completed within 90 days after the expiration of the Class B Members’ right to purchase such Membership Interest; (ii) is made on terms no less favorable to the transferring Member than as designated in the Option Notice; and (iii) complies with Sections 9.2, 9.3, 9.4 and 9.5.  If such Membership Interest is not so Transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent Transfer of such Membership Interest.  If the Class B Member exercises its option under this Section 9.1 and defaults in its obligation to purchase all of the Membership Interest designated in the Option Notice, the rights pursuant to this Section 9.1 shall terminate.

9.2           Tag-Along Rights.

(a)           In addition to the other requirements hereunder, if a Transferring Member desires to transfer Membership Interests to a Third Party, the Transferring Members shall deliver a Tag-Along Notice to the other Members (a “Non-Transferring Member”) indicating the amount and type (as applicable) of its Membership Interests proposed to be Transferred and the terms (including the form and amount of consideration to be paid) and conditions of such proposed Transfer, provided that the grant of any permitted pledge or mortgage of any assets of the Company to secure Indebtedness of the Company to a person or of the Class A Interest shall not constitute a Transfer or assignment for purposes of this Section 9.2(a) if the holder of such pledge or mortgage agrees to comply with the terms hereof.  The Non-Transferring Member shall have the right to elect to participate in the proposed Transfer, by delivering written notice of such election to the Transferring Members within the Tag-Along Option Period.  The Non-Transferring Member shall be entitled, but is not required, to sell to the prospective Third Party an amount of its Membership Interest up to the product of (i) the amount of the Non-Transferring Member’s Membership Interest and (ii) the percentage determined by dividing (A) the amount of the Transferring Members’ Membership Interest proposed to be Transferred divided by (B) the aggregate amount of the Transferring Members’ Membership Interest, on substantially the same terms and conditions as the Transferring Members, provided, that where the Non-Transferring Member is a Class B Member, such Class B Member shall: (x) not be required to make any representations or warranties other than with respect to its ownership of the Class B Membership Interest; and (y) agree to its pro rata share of any required indemnification obligations solely with respect to such representations and warranties required to be given pursuant to clause (x) above.

(b)           The Transferring Members shall not sell any Membership Interests to a Third Party unless and until, simultaneously with such sale, the Third Party purchases such Membership Interests from the Non-Transferring Member in accordance with the terms of this Section 9.2.

(c)           Subject to Section 9.1 and the other requirements hereunder, so long as the Transferring Members comply with the conditions set forth in this Article IX, the Transferring Members may Transfer such Membership Interests to the Third Party set forth in the Tag-Along Notice, provided that:

(i)            such Transfer is completed within 60 days after the expiration of the Tag-Along Option Period,

(ii)           such Transfer is made for the same consideration and on substantially the same terms and conditions as set forth in the Tag-Along Notice,

(iii)          if any Class B Interests are being transferred, such Membership Interests shall automatically and without any action of the parties hereto or the transferee, become Class A Interests, without any of the rights specifically associated with Class B Interests,

(iv)          the requirements hereof relating to consents and the requirements in Sections 9.3 and 9.5 are met,

(v)           if the Membership Interests are not Transferred to the proposed Third Party within such 60-day period, the Transferring Members must give notice in accordance with this Section 9.2 prior to any other or subsequent Transfer of such Membership Interests; and

(vi)          the proceeds to be received by a transferring Member are applied to any amounts due and owing the Company or the other Members hereunder (including in the case of a Class B Member as a Capital Contribution in the amount of, and to reduce, any Excess Payment Balance) concurrently with the Transferring Member’s receipt of the proceeds from the Transfer permitted hereunder; it being understood that if there remains outstanding any Excess Payment Balance after the application of the proceeds to be received by a Transferring Member in respect of Class B Interests, such outstanding Excess Payment Balance shall apply in full to the remaining Class B Interests and Series B Preferred Shares.

(d)           Immediately following the transfer of a Class B Interest pursuant to this Section 9.2, except as provided below, all distribution and allocation calculations relating to (x) the Class B Member’s continuing Class B Interest (including all definitions and minimums relating thereto) under this Agreement and (y) the remaining Series B Preferred Shares held by the Class B Member (including all definitions and minimums relating thereto) under the Shareholders Agreement and the Charter, shall be reduced in the aggregate proportionately on a going forward basis based on the percentage of the Class B Member’s interest transferred and the percentage of Series B Preferred Shares transferred.  The Company shall by written notice to the Class B Member delivered concurrently with the Tag-Along Notice elect to either (i) have an “interim closing of the books” on the date of transfer with respect to all Class A Interests and Class B Interests and the Series A Preferred Shares and the Series B Preferred Shares then transferred or (ii) not have an interim closing of the books with respect to any Class A Interests or Class B Interests and Series A Preferred Shares and the Series B Preferred Shares then transferred (i.e., if there is an interim closing of the books with respect to any interest transferred, there will be an interim closing of the books with respect to all interests transferred).  If the Company elects to have an interim closing of the books, then the date of transfer shall be treated as the end of a Fiscal Year for purposes of calculating the Class B Year End Distribution and the year end Vegas Distribution, which amount shall be payable concurrently with the transfer.  Otherwise, the determination of the Amount Owed for the year of the transfer shall be the weighted average of the Class B Member’s percentage of Operating Cash Flow for such year. The weighted average shall be the sum of the percentage share of Operating Cash Flow for each day of the Fiscal Year divided by the number of days in the Fiscal Year.  For example if the Class B Member’s interest in Operating Cash Flow was 15% for 125 days and 13% for 240 days, the formula would be 15x125 (1875) plus 13x240 (3120) divided by 365, which results in a percentage of Operating Cash Flow equal to 13.68%.  The Class B Member’s interest in Net Profit for the year of the transfer shall be determined in the same manner.

9.3           Requirements of Transfer.  In addition to the other requirements hereunder, no Transfer of a Membership Interest in the Company shall be effective unless and until:

(a)           the Company and the non-transferring Members have received written notice (including the name and address of the proposed transferee and the date of such Transfer) of such Transfer;

(b)           the Company has received an opinion of counsel reasonably satisfactory to the Manager that such transfer is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and Federal securities laws; provided, that no opinion shall be required with respect to any transfer by a Class B Member to the Beneficiary, the Beneficiary’s descendants, immediate family members or any trust or other entity formed for tax or estate planning purposes for the benefit of any of the foregoing;

(c)           the Company has received from the transferee the information and agreements that the Manager may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction; and

(d)           the proposed transferee agrees in writing for the benefit of the Class B Member, in form and substance reasonably satisfactory to the Class B Member, to comply with the obligations of the transferor set forth in this Agreement.

9.4           Substitute Members.  A Permitted Transferee who has complied with this Article IX above shall become a Substitute Member and shall be entitled to the allocations, distributions and all other rights attributable to the interest in the Company transferred to such Transferee upon execution of a counterpart of this Agreement or such other instrument evidencing, to the satisfaction of the Manager, such substitute Member’s intent to become a Member.  Upon admission, such Substitute Member shall be bound by all provisions of this Agreement and shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement.

9.5           No Transfer.  Notwithstanding anything to the contrary in this Agreement:

(a)           No Member shall Transfer any Membership Interest in the Company unless, concurrent with the Transfer of such Membership Interest, such Member Transfers to the transferee of its Membership Interest a number of (i) Vegas Common Shares and (ii) Preferred Shares (as defined in the Charter) such that the percentage of such Member’s Membership Interest Tranferred equals the percentage of such Member’s Vegas Common Shares and the percentage of such Member’s Preferred Shares Transferred.  For illustrative purposes, if a Member Transfers 1/3 of its Membership Interest, it must also Transfer 1/3 of its Vegas Common Shares and 1/3 of its Preferred Shares to the same transferee.

(b)           No Class A Member may Transfer any Membership Interest in the Company except as permitted by this Article IX.  No Class B Member may Transfer any Membership Interest except (i) in connection with a Transfer by a Class A Member under this Article IX with respect to which the Class B Member is exercising its Tag-Along rights hereunder or (ii) pursuant to Article X.

ARTICLE X.         OPTIONAL PURCHASE EVENT

10.1         Put Option.  Subject to Section 9.5(a), from and after January 1, 2008, the Class B Member may, by delivery of a written notice to the Company (the “Put Notice”), cause the Class A Members (the “Remaining Members”) to purchase all or part of the Class B Member’s Membership Interest (the “Put Interest”) as provided in this Section; provided, that the Class B Member shall not be entitled to deliver a Put Notice more than twice in any Fiscal Year.  The Company and Parent hereby jointly guarantee the performance of the Class A Members of this Article X.

10.2         Purchase Price.

(a)           The purchase price for the Put Interest shall be the fair market value thereof as determined by an independent appraiser jointly selected by (i) the Class B Member, on one hand, and (ii) the Manager and Vegas, on the other hand.  If the Class B Member, the Manager and Vegas are unable to agree on an appraiser within 10 days after delivery of the Put Notice, the Class B Member shall select an independent appraiser and the Manager and Vegas shall collectively select an independent appraiser, each within 5 days after expiration of the 10-day period.  The 2 appraisers so selected shall each independently appraise the Put Interest and, as long as the difference in the 2 appraisals does not exceed 1% of the lower of the 2 appraisals, the fair market value shall be conclusively deemed to equal the average of the 2 appraisals.  The determination of such appraisers shall be binding on the parties.  If either party fails to select an independent appraiser within the time required by this Section, the fair market value of the Put Interest shall be conclusively deemed to equal the appraisal of the independent appraiser timely selected by the other.

(b)           If the difference between the 2 appraisals exceeds 1 percent of the lower of the 2 appraisals, the 2 appraisers selected shall select a third appraiser (the “Independent Appraiser”) who shall also independently appraise the Put Interest and choose between the other two appraisals.  The determination of such appraiser shall be binding on the parties. The cost of the Independent Appraiser shall be borne by the party whose appraisal has not been chosen.

(c)           In determining the fair market value, the appraisers shall consider all opinions and relevant evidence submitted to them by the parties, or otherwise obtained by them (including future plans and opportunities of the Company and Vegas), and shall set forth their determination in writing, together with their opinions and the considerations on which the opinions are based, with a signed counterpart to be delivered to each party, within 30 days after commencing the appraisal.  In determining such fair market value: (i) the appraisers shall take into account the amount of the Excess Payment Balance, if any, and (ii) no discount shall be taken for non-marketability, minority ownership or other similar factors.  The Company will promptly provide all information requested by either party to assist in determining fair market value.

(d)           The proceeds to be received by the Class B Member in connection with the sale of its Put Interest shall be applied to any amounts due and owing by the Class B Member to the Company or Vegas or the other Members hereunder only to the extent such amounts were not taken into account in determining the fair market value of the Put Interest.

10.3         Closing.  The purchase price for the Put Interest shall be paid by the Remaining Members in cash, at a closing (“Closing”) for the sale of a Put Interest, to be held at 10:00 a.m. at the location specified in the Put Notice no later than 60 days after the determination of the purchase price, except that if the Closing date falls on a Saturday, Sunday, or legal holiday, then the Closing shall be held on the next succeeding Business Day.  At the Closing, the Class B Member shall deliver to the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Put Interest.  The Class B Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be reasonably necessary to consummate fully such sale and purchase in accordance with the terms and provisions of this Agreement.

10.4         Allocation of Class B Year End Distribution.  In any year in which a Put Option is exercised, the determination of the Class B Year End Distribution and the year end Vegas Distribution shall be made with respect to each Class B Member based on their varying interests during the year, reducing any amounts to which such Member is entitled, in the aggregate proportionately for such year and on a going forward basis based on the percentage of such Class B Member’s Interest and Series B Preferred Shares as to which the Put Option has been exercised.  For example, if a Class B Member holds 100% of the Class B Interests and Series B Preferred Shares originally outstanding for 125 days and 25% of such Class B Interests and Series B Preferred Shares for 240 days, the formula would be 100x125 (12500) plus 25x240 (6000) divided by 365, which results in a weighted percentage equal to 50.68% and accordingly, such Class B Member would be entitled to receive 50.68% of the Class B Year End Distribution and year end Vegas Distribution.

ARTICLE XI.        DISSOLUTION AND WINDING UP

11.1         Term.  Subject to the occurrence of an event of dissolution pursuant to Section 11.2, the Company shall have perpetual existence.

11.2         Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)           the written consent of the Class B Member and the Manager, or

(b)           the entry of a decree of judicial dissolution under section 18-802 of the Act.

11.3         Effect of Dissolution.  Upon dissolution, the Company shall cease carrying on its business except insofar as may be necessary to complete the winding up of the affairs of the Company, but its separate existence shall continue until the Certificate of Dissolution has been issued by the Secretary of State.  Upon dissolution, the Company shall no longer be required to make distributions hereunder except as provided by Section 11.4 below.

11.4         Distribution of Assets on Dissolution.  Upon the winding up of the Company, the Company Property shall be distributed as follows:

(a)           to third-party creditors, to the extent permitted by law, in satisfaction of liabilities the Company;

(b)           pro rata, to the Class A Members until any Excess Payment Balance has been discharged; and

(c)           to all Members in accordance with their positive Capital Account balances as such Capital Accounts would be adjusted taking into account all allocations under Article VI and Capital Account adjustments for the Company’s Fiscal Year in which the dissolution occurs, on a pro forma basis as if all of the assets of the Company had been sold for Fair Market Value immediately prior to such winding up.

11.5         Payment of Dissolution Proceeds.  Dissolution proceeds shall be paid by the end of the Company’s Fiscal Year or, if later, within 90 days after the date of dissolution.  Distributions of dissolution proceeds shall be paid in cash or, in the case of distributions to Class A Members, Property or partly in both, as determined reasonably and in good faith by the Manager.  Notwithstanding the foregoing, the Class B Members may elect to receive distributions of property, including certain specific items of property.  The valuation of such property used in distributions must be agreed upon by all the Class B Member and the Manager.  If they are not able to agree, then an Independent Financial Advisor mutually selected by the Class B Member and the Manager shall determine the value in a manner consistent with that set forth in Section 7.7.

11.6         Winding Up.  The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made and all of the remaining Company Property has been distributed to the Members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE XII.      INDEMNIFICATION

12.1         Indemnification of Members.  The Company shall indemnify any Member (other than the Manager) from and against any and all Losses, actually and reasonably incurred by such Person in connection with such Proceeding who was or is a party or is threatened to be made a party to, a threatened, pending or completed Proceeding by reason of the fact that he or she is or was a Member or Representative of the Company, to the fullest extent permitted by applicable law unless (i) such Losses were incurred as a direct result of such Member’s breach of this Agreement or such Member’s gross negligence, bad faith or willful misconduct or (ii) such Losses relate to any transaction from which such person derived an improper personal benefit.

12.2         Indemnification of Manager.

(a)           The Company shall indemnify any Manager who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed Proceeding (other than a Proceeding by or in the right of the Company) by reason of the fact that such Manager is or was an agent of the Company against all Losses actually and reasonably incurred by or levied against such Manager in connection with such Proceeding, unless it is determined by a court of competent jurisdiction that such Manager did not act in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and in a manner not in violation of this Agreement or the Act, and with respect to any criminal Proceeding, in a manner where the Manager had no reasonable cause to believe his or her conduct was unlawful.

(b)           The Company shall indemnify any Manager who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Manager is or was an agent of the Company only against Expenses actually and reasonably incurred by such Manager in connection with such Proceeding, unless it is determined by a court of competent jurisdiction that such Manager did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.  Notwithstanding any other provision hereof, no indemnification shall be made with respect to any claim, issue or matter as to which such Manager shall have been adjudged to be in violation of this Agreement or the Act or otherwise liable to the Company unless and only to the extent that the court in which such Proceeding was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Manager is fairly and reasonably entitled to indemnification for such Expenses which such court shall deem proper.

(c)           Any indemnification under Sections 11.2(a) or 11.2(b) (unless ordered by a court as referred to in such Section) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager is proper in the circumstances because such Manager has met the applicable standard of conduct set forth in Sections 11.2(a) or 11.2(b).

(d)           Indemnification Procedures. If any Indemnitee receives notice of any claim, assertion or other commencement of any Proceeding or becomes aware of any matter with respect to which the Company is obligated to provide indemnification pursuant to Sections 11.1 or 11.2, the Indemnitee shall promptly give the Company written notice thereof.  Failure to give such notice shall not affect a party’s right to be indemnified hereunder; provided, that the Company’s liability hereunder shall be limited to that which would have existed had prompt notice been given, and the Indemnitee shall be solely responsible for, and shall indemnify the Company from, such increased liability, if any, as shall have been occasioned by its failure to provide the Company with prompt notice.  The Company may defend at the Company’s own expense and by the Company’s own counsel, any such matter involving the asserted liability of the Indemnitee.  In such event, the Indemnitee, the Company and the Company’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability.  The Indemnitee may participate in the defense of such asserted liability at its own expense.  The Company shall have the right to compromise any Proceeding; provided, that it shall not effect a settlement of any Proceeding without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) and shall include an unconditional release of the Indemnitee for any claim, action, assertion or Proceeding.  If the Company is defending any Proceeding, the Indemnitee shall make available to the Company any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

12.3         No payments pursuant to this Agreement shall be made by the Company:

(a)           to indemnify or advance funds to any Person with respect to a Proceeding initiated or brought voluntarily by such Person and not by way of defense, except with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement or otherwise than as required by applicable law; or

(b)           if a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.

12.4         Notwithstanding the foregoing, any indemnification pursuant to this Agreement shall be offset against any insurance proceeds received by the Indemnitee.  The Manager shall purchase and maintain at no cost to the Company adequate insurance coverage on behalf of any Person a Representative of the Manager against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article XII or the Act.

ARTICLE XIII.     INFORMATION, ACCOUNTS AND PUBLICITY

13.1         Books and Records.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the business conducted by the Company.

13.2         Delivery to Members and Inspection.  Upon the written request stating the reason of such request of any Member for purposes reasonably related to the interest of that Person as a Member, the Manager shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the following:

(a)           a current list of the full name and last known business or residence address of each Member, former Member and other holder of a Membership Interest, set forth in alphabetical order, together with the Capital Contributions and Capital Account of each Member;

(b)           copies of the Company’s federal, foreign, state, and local income tax or information returns and reports, if any, for each Fiscal Year;

(c)           copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years;

(d)           a copy of the Certificate of Formation and all amendments thereto, this Agreement and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate and all amendments thereto have been executed;

(e)           true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

(f)            any other information regarding the affairs of the Company as is reasonable, including true and full information regarding the business and financial condition of the Company.

Each Member has the right, upon reasonable request for the purposes reasonably related to the interest of the Person as a Member, to (i) inspect and copy during normal business hours any of the Company records maintained by the Company pursuant to Section 13.1; and (ii) obtain from the Manager, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

13.3         Additional Records.  The Manager shall deliver, at the expense of the Company, the following to the Class B Member:

(a)           Copies of the Annual Audit Report within 90 days following the end of each Fiscal Year;

(b)           Copies of the unaudited financial statements of the Company within 45 days following the end of each calendar quarter;

(c)           Annual budgets covering at least a period of one Fiscal Year no later than 60 days after the beginning of such period accompanied by a certificate signed by the Manager certifying that (i) such projections have been prepared on the basis of sound financial planning and practice, consistent with past budgets and financial statements and (ii) the Manager has no reason to question the reasonableness of any material assumptions on which such projections were prepared;

(d)           A copy of the monthly financial reports to the extent such reports are prepared by the Company in the ordinary course of business, in each case certified by the chief accounting officer of the Company or, if none, the Manager, within 30 days after the end of each calendar month, including unaudited financial statements on a monthly basis and material updates and changes (if any) to the budget or business plan;

(e)           Immediate notification of any material litigation or governmental order;

(f)            any other information regarding the affairs of the Company as is reasonably requested.

13.4         Annual Statements.

(a)           The Tax Matters Member shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ federal and state income tax returns.  The Tax Matters Member shall send or cause to be sent to each Member within 90 days after the end of each Fiscal Year:

(i)            such information as is necessary to complete federal and state income tax or information returns, including (A) those information returns required by the Code and the laws of any state and (B) information concerning the Company’s income, gain, loss, deduction or credit when relevant to reporting a Member’s share of such items for Federal, state or local tax purposes, and

(ii)           a copy of the Company’s federal, state, and local income tax or information returns for that year.

(b)           The Manager shall cause to be filed any filings in any state in which the Company is qualified to do business.

13.5         Filings.  The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities.  The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

13.6         Bank Accounts.  The Manager shall maintain the funds of the Company and its subsidiaries in one or more separate bank accounts in the name of the Company or its subsidiaries, and shall not, other than with its subsidiaries, permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

ARTICLE XIV.     ACKNOWLEDGMENTS AND REPRESENTATIONS BY MEMBERS

14.1         Representations and Warranties.  Each Member represents, warrants and agrees that:

(a)           such Member is acquiring the Membership Interests for investment for its own account and not with a view to, or for, resale, in connection with any distribution or public offering thereof within the meaning of the Securities Act, and it is not a party to any agreement to transfer the Membership Interests;

(b)           the Membership Interests will not be registered under the Securities Act or qualified under applicable state securities laws on the grounds that the issuance of the Interests to such Member is exempt from registration under such laws;

(c)           the Membership Interests must be held indefinitely by such Member unless the Membership Interests are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available;

(d)           such Member is an “accredited investor” as defined in Rule 501(a) of the Securities Act;

(e)           such Member is familiar with the Company’s business, properties, prospects and financial condition; and

(f)            such Member has not been presented with any form of general solicitation or advertising.

ARTICLE XV.      MISCELLANEOUS

15.1         Amendments; Waivers.  This Agreement may be amended or modified from time to time only by a written instrument executed by (a) the Class B Member and (b) the holders of a majority-in-interest of the Class A Interests.  Any waiver, or claimed waiver, sought to be enforced against a Member shall not be effective unless contained in a signed writing made by such Member.

15.2         Notices.

(a)           Any notice to any Member shall be at the address of such Member set forth in Exhibit A hereto or such other mailing address of which such Member shall advise the Company in writing. Any notice to the Company shall be at the principal place of business of the Company as set forth in Section 2.6, or such other address as determined reasonably and in good faith by the Manager, upon due notice to each Member in accordance with this Section 15.2.

(b)           Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission (which transmission is confirmed), on the date confirmed, and (iv) if delivered by hand, on the date of receipt.

15.3         Agreement Binding Upon Successors and Assigns.  This Agreement shall be binding and inure to the benefit of the Members hereto and to their respective successors, but the rights and obligations of the Members hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof which is not made in accordance with such express provisions shall be void.

15.4         Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

15.5         Not for Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the Company.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

15.6         Not a Partnership.  The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Uniform Limited Partnership Act.  Except for applicable tax purposes, the Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

15.7         Costs and Expenses.  Except as otherwise provided herein and unless otherwise agreed to in writing by the Class B Member and the Manager, each Member shall bear the costs and expenses incurred by its Representatives in connection with the performance of their duties pursuant to this Agreement.

15.8         Arbitration.  Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to a mutually-agreed upon JAMS arbitrator pursuant to the American Arbitration Association’s Expedited Procedures for arbitration in Los Angeles, California.  The costs of the arbitration, including any administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration.  Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law within 90 days from the date the arbitration proceedings are initiated.  Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.

15.9         Certificates; Legend.  A Membership Interest may (but need not) be represented by a certificate of membership.  Subject to applicable law, the form and content of the certificate of membership shall be determined by the Manager.  Any such certificates issued following the closing shall be governed by Article 8 of the UCC and shall be deemed “securities” within the meaning of Article 8 of the UCC and “certificated securities” within the meaning of Section 8-102(A)(4) of the UCC.  Any and all certificates of membership currently held or subsequently acquired representing Membership Interests subject to the provisions hereof will bear the following legend on each of their respective reverse sides:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, ASSIGNED, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO ELVIS PRESLEY ENTERPRISES, LLC (THE “COMPANY”), SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY.”

15.10       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

15.11       Remedies Cumulative.  The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

15.12       Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to any conflicts or laws or choice of laws principles that would require the application of the laws of any jurisdiction other than the State of Delaware, all rights and remedies being governed by said laws.  The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

15.13       Acknowledgement.  The Members hereby expressly acknowledge that payments to be made to the Class B Member in respect of the Class B Interest pursuant to Articles VII or X may be made directly to any Person designated in writing by the Class B Member.

[the next page is the signature page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day first above written.

Class A Member:

EPE HOLDING CORPORATION

By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial Officer and Treasurer

Parent, solely with respect to the last sentence of Section 10.1:

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial Officer and Treasurer

Class B Member:

PROMENADE TRUST

By:	/s/ Barry J. Siegel
Name: Barry J. Siegel
Title: Trustee

By:	/s/ Gary Hovey
Name: Gary Hovey
Title: Trustee